EXHIBIT 10.1

FOURTH AMENDMENT TO THE
ZIONS BANCORPORATION, N.A. PAYSHELTER 401(k) AND
EMPLOYEE STOCK OWNERSHIP PLAN
(As Restated and Amended Effective January 1, 2007)
This Fourth Amendment to the Zions Bancorporation, N.A. Payshelter 401(k) and Employee Stock Ownership Plan is made and entered into this _11th day of September, 2020, by the Zions Bancorporation, N.A. Benefits Committee (“Committee”) on behalf of Zions Bancorporation, N.A. (“Employer”).

WHEREAS, the Employer has previously established and continues to maintain a 401(k) and employee stock ownership plan for certain employees of the Employer and certain of its affiliates, known as the Zions Bancorporation, N.A. Payshelter 401(k) and Employee Stock Ownership Plan (“Payshelter Plan” or “Plan”); and

WHEREAS, the Employer has also previously established and maintained a defined benefit pension plan for certain of its employees known as the Zions Bancorporation, N.A. Pension Plan (“Pension Plan”); and

WHEREAS, the Committee has most recently adopted an unnumbered amendment to the Pension Plan (a fourth amendment to the December 31, 2013 Edition), which provides for the termination of the Pension Plan and the distribution of all of its assets; and

WHEREAS, in connection with the termination of the Pension Plan the Committee has adopted a further amendment to the Pension Plan to provide for direct transfer of all excess assets remaining in the Pension Plan to the Payshelter Plan following the distribution and payment of all benefits and benefit commitments to the participants, alternate payees and beneficiaries in the Pension Plan; and

WHEREAS, under Internal Revenue Code §4980 the assets transferred from the Pension Plan to the Payshelter Plan may be held for a period not to exceed seven years in a suspense account and allocated to participants in the Payshelter Plan over a time period that does not exceed the seven year limitation; and

WHEREAS, in connection with the termination of the Pension Plan it will also be necessary to provide an indemnification to the insurance carrier that will assume certain benefit commitment liabilities of the Pension Plan, which indemnification may fall to the Payshelter Plan as the recipient of the excess Pension Plan assets directly transferred to it; and

WHEREAS, pursuant to Section 16.1 of the Payshelter Plan the Employer has reserved the right to amend the Plan in whole or in part, which authority for purposes of this amendment has been delegated to the Committee;

NOW THEREFORE, the Committee, for and on behalf of the Employer, and in exercise of the authority granted to it, hereby adopts the following amendments to the Plan. All amendment language is noted in bold italics.
1.Section 2.1 is amended to add the following new subsection (n) at the end thereof:

(n)    “Suspense Account” shall mean the subaccount established under Section 6.7 to hold all funds transferred directly to the Plan from the Zions Bancorporation, N.A. Pension Plan in connection with the termination of that plan.
2.Section 5.7 is amended to add the following at the end thereof:
If any amount in the Suspense Account (as defined in Section 6.7) is allocated from the Suspense Account to the Accounts of Participants in the Plan for any Plan Year, such amount shall be treated by the Plan for all Plan purposes (including the allocation provisions under Section 6.2(c)) in the same manner as though it were an Employer Non-Elective Contribution under this Section.
3.Article 6 is amended to add the following new Section 6.7 at the end thereof:
6.7    Suspense Account. Effective January 1, 2020 the Plan shall establish a Suspense Account to hold all funds received by the Plan from the Zions Bancorporation, N.A. Pension Plan (“Pension Plan”). All funds in the Suspense Account shall be held and administered in accordance with the requirements and limitations described in Code §4980. In that regard the Plan Administrator shall deal with funds in the Suspense Account in the following manner.
(a)    All funds in the Suspense Account shall be held and invested by the Trustee as directed by the Plan Administrator. No portion of the funds in the Suspense Account shall be used to purchase Employer Securities while held in the Suspense Account.
(b)    Commencing with the Plan Year ending December 31, 2020 and for each of the following six (6) Plan Years (or until the funds in the Suspense Account have been exhausted, if sooner), the Plan Sponsor shall designate the percentage or dollar amount to be allocated from the Suspense Account for the Plan Year to the Accounts of Participants in the Plan.
(c)    All allocations of funds from the Suspense Account shall be treated as a contribution and allocation of Employer Non-Elective Contributions. The provisions of the Plan governing the contribution and allocation of Employer Non-Elective Contributions (including the determination of eligibility of a Participant’s Account to share in such contribution and allocation) shall apply to all amounts transferred from the Suspense Account for any Plan Year.

(d)    Once funds have been transferred from the Suspense Account to a Participant’s Account they shall become a part of the Participant’s Employer Non-Elective Contributions Account in the Plan and treated for all Plan purposes (including vesting) in the same manner as any other Employer Non-Elective Contributions held in the Participant’s Account.
(e)    Funds in the Suspense Account shall be supplemented by earnings received from the investment of the funds and may be supplemented by additional amounts submitted to the Plan by the insurance carrier with which the Pension Plan has contracted for the payment of the annuity liabilities owed by the Pension Plan to the participants therein. In addition if the insurance carrier establishes to the satisfaction of the Plan Administrator the right to receive additional funds from the Suspense Account within the limited period set forth in such contract, the Plan Administrator shall cause such amounts to be paid from the Suspense Account to the insurance carrier.
(f)    During the seven Plan Year period commencing January 1, 2020, the Plan Sponsor may determine the amount each year that the Plan Administrator shall transfer from the Suspense Account and allocate to Participants’ Accounts. In that regard the Plan Sponsor may treat the amount transferred from the Suspense Account in any Plan Year as an Employer Non-Elective Contribution in lieu of or as a supplement to any other Employer Non-Elective Contributions made by the Plan Sponsor to the Plan for that Plan Year. Subject to the limitations and requirements provided in Article 7 and Code §4980(d)(2)(c), no minimum or maximum amount shall be required to be transferred and allocated for any Plan Year. However, all amounts in the Suspense Account, including all earnings thereon and any additions thereto (as provided in (e) above) shall be completely transferred and allocated to Participants’ Accounts no later than the last day of the last Plan year within the seven Plan Year period.

This Fourth Amendment shall be effective as of January 1, 2020, except as may be otherwise provided herein. In all other respects the Plan is ratified and confirmed.

IN WITNESS WHEREOF, the Committee has caused this Fourth Amendment to be executed by its duly authorized representative this _11th_ day of September, 2020.
ZIONS BANCORPORATION BENEFITS COMMITTEE

By: _/s/ Paul Burdiss ______________________________
                     Committee Chair